UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 31, 2004 (August 30, 2004)

GLIMCHER REALTY TRUST (Exact Name of Registrant as Specified in Charter)

Maryland	001-12482	31-1390518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 East Gay Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 621-9000

N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

          On August 30, 2004, Glimcher Properties Limited Partnership (“Glimcher”) and the Registrant entered into a Severance Benefits Agreement (the “Agreement”) with Mark E. Yale, Senior Vice President and Chief Financial Officer of the Registrant. Under the Agreement, if Mr. Yale is an employee of the Registrant or Glimcher immediately prior to a change in control (as defined in the Agreement) of the Registrant then Glimcher shall pay Mr. Yale a lump sum severance payment equal to two times Mr. Yale’s annual compensation during the calendar year preceding the calendar year in which the change in control of the Registrant occurred, such annual compensation to include (i) all base salary and bonuses paid or payable to Mr. Yale, (ii) all grants of restricted common shares of the Registrant and (iii) the fair market value of any other property or rights given or awarded to the Mr. Yale by the Registrant or Glimcher. Additionally, any restricted common shares of the Registrant, or options to purchase common shares of the Registrant, granted to Mr. Yale shall vest on the day immediately prior to the date of a change in control of the Registrant. Lastly, for a period of eighteen months following a change in control of the Registrant, the Registrant and Glimcher will maintain in full force and effect all life, accident, medical and dental insurance benefit plans and programs or arrangements in which Mr. Yale is entitled to participate immediately prior to the date of the change in control of the Registrant, subject to certain conditions and limitations as set forth in the Agreement.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statement of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits

10.1	Severance Benefits Agreement, dated August 30, 2004, between Glimcher Realty Trust, Glimcher Properties Limited Partnership and Mark E. Yale.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLIMCHER REALTY TRUST

Date: August 31, 2004	/s/ William G. Cornely
William G. Cornely Executive Vice President, Chief Operating Officer and Treasurer